Exhibit 99.1

ChampionX Reports First Quarter 2023 Results

•Revenue of $948.3 million, increased 10% year-over-year
•Net income attributable to ChampionX of $63.5 million, increased 73% year-over-year
•Adjusted net income of $73.6 million, increased 62% year-over-year
•Adjusted EBITDA of $175.6 million, increased 41% year-over-year
•Cash from operating activities of $92.4 million and free cash flow of $69.4 million
•Repurchased $40 million of common stock

THE WOODLANDS, TX, April 24, 2023 - ChampionX Corporation (NASDAQ: CHX) (“ChampionX” or the “Company”) today announced first quarter of 2023 results. Revenue was $948.3 million, net income attributable to ChampionX was $63.5 million, and adjusted EBITDA was $175.6 million. Income before income taxes margin was 9.7% and adjusted EBITDA margin was 18.5%. Cash from operating activities was $92.4 million and free cash flow was $69.4 million.

CEO Commentary

“The first quarter demonstrated the strength and resiliency of our ChampionX portfolio as we delivered adjusted EBITDA margin expansion, generated strong free cash flow, and returned excess capital to our shareholders. This was the direct result of our employees around the world consistently serving our customers well, and I am grateful to them for their dedication to our corporate purpose of improving lives,” ChampionX’s President and Chief Executive Officer Sivasankaran “Soma” Somasundaram said.

“During the first quarter of 2023, we generated revenue of $948 million, which increased 10% year-over-year. Revenue declined 4% sequentially, driven by a typical seasonal decline in international operations, partially offset by higher volumes in the North American market. All four segments recorded sequential growth in North America. Digital revenue grew 6% sequentially and 32% year-over-year, driven by strong customer adoption of our fit-for-purpose digital solutions. We generated net income attributable to ChampionX of $64 million, which increased 73% year-over-year and decreased 6% sequentially, and adjusted EBITDA of $176 million, which increased 41% year-over-year and declined 2% sequentially. Our continued focus on margin expansion is delivering sustainable results. Our adjusted EBITDA margin expanded by approximately 410 basis points year-over-year and 40 basis points sequentially in the first quarter, as productivity improvements and increased pricing realization offset the impact of seasonally lower sales volumes.

“Cash flow from operating activities was $92 million during the first quarter, and we generated free cash flow of $69 million during the period, which represented 39% of our adjusted EBITDA for the period. Cash flow was strong and above typical first quarter patterns given strong operating discipline and working capital management. Through our regular cash dividend of $15 million and $40 million of ChampionX share repurchases, we returned 80% of our free cash flow in the first quarter to our shareholders and we remain committed to return at least 60% of free cash flow to shareholders through-the-cycle. We also maintain a strong balance sheet and robust liquidity, ending the first quarter with $915 million of liquidity, including $248 million of cash and $667 million of available capacity on our revolving credit facility.

“As we look to the second quarter, we expect a seasonal rebound in our international businesses and continued positive momentum in our shorter-cycle North American businesses. We are already seeing good volume pick-up in international markets in the month of April. On a consolidated basis, in the second quarter, we expect revenue to be between $970 million and $1.0 billion. We expect adjusted EBITDA of $182 million to $190 million. We continue to remain focused on driving margin expansion and we expect our adjusted EBITDA margin to progressively improve through the year, and we now expect to deliver an exit rate of greater than 20% in the fourth quarter of this year. We expect our 2023 cash generation to be strong, converting at least 50% of our adjusted EBITDA to free cash flow, and we remain committed to returning at least 60% of our free cash flow to our shareholders during the year.

“We continue to see constructive demand tailwinds in our businesses that support a favorable multi-year outlook for our sector, even in the face of a more uneven broader macro environment. Given the resiliency of our production-oriented business portfolio and the importance of producing assets to customers, along with our industry-leading technology and services, we are confident that we will continue to deliver solid revenue and bottom-line growth, adjusted EBITDA margin expansion and strong cash generation as this multi-year energy up-cycle progresses. We remain committed to creating value for our shareholders through a disciplined capital allocation framework, which includes high-return organic investment and returning cash to shareholders. Our differentiated technology and innovation capabilities uniquely position ChampionX to help our customers maximize the value of their producing assets in sustainable and cost-effective ways, and I am thankful to lead such a talented and motivated team.”

Production Chemical Technologies

Production Chemical Technologies revenue in the first quarter of 2023 was $591.7 million, a decrease of $44.9 million, or 7%, sequentially, due to declines internationally, offset partially by higher volumes in the U.S.

Segment operating profit was $66.3 million and adjusted segment EBITDA was $105.1 million. Segment operating profit margin was 11.2%, a decrease of 394 basis points, sequentially, and adjusted segment EBITDA margin was 17.8%, a decrease of 127 basis points, sequentially. The decrease in segment operating profit margin and adjusted segment EBITDA margin reflects the decline in international revenue noted above, driven primarily by typical seasonality. Additionally, the sequential results were impacted by a one-time $13.0 million charge to write down the assets of the Chemical Technologies Russia Business.

Production & Automation Technologies

Production & Automation Technologies revenue in the first quarter of 2023 was $251.5 million, an increase of $7.4 million, or 3%, sequentially, due to higher demand in our North American businesses.

Revenue from digital products was $57.6 million in the first quarter of 2023, up 6% sequentially, and up 32% year-over-year.

Segment operating profit was $34.8 million and adjusted segment EBITDA was $59.8 million. Segment operating profit margin was 13.8%, an increase of 642 basis points, sequentially, and adjusted segment EBITDA margin was 23.8%, an increase of 305 basis points, sequentially. The increase in adjusted EBITDA margin was driven by higher sales volumes, favorable cost variances and product mix, and productivity improvements.

Drilling Technologies

Drilling Technologies revenue in the first quarter of 2023 was $56.7 million, an increase of $2.9 million, or 5%, sequentially, driven by increased sales volumes of our diamond cutters and diamond bearings products.

Segment operating profit was $11.9 million and adjusted segment EBITDA was $13.5 million. Segment operating profit margin was 21.0%, an increase of 344 basis points, sequentially, and adjusted segment EBITDA margin was 23.7%, an increase of 330 basis points, sequentially, in each case due to increased volumes and lower costs associated with serving customers.

Reservoir Chemical Technologies

Reservoir Chemical Technologies revenue in the first quarter 2023 was $25.8 million, flat sequentially.

Segment operating profit was $2.0 million and adjusted segment EBITDA was $4.0 million. Segment operating profit margin was 7.7%, as compared to a segment operating loss margin of 65.7% in the prior quarter, primarily due to the fourth quarter of 2022 being negatively impacted by a goodwill impairment charge of $39.6 million. Adjusted segment EBITDA margin was 15.5%, an increase of 212 basis points, sequentially.

Q1 2023 Other Business Highlights

•During the first quarter, ChampionX announced that its Board of Directors increased the regular quarterly dividend to $0.085 per share of common stock, a 13 percent increase.
•ChampionX was awarded a minimum five-year contract extension for production chemicals and services with a supermajor IOC in Southeast Asia. Key to winning the award was the high degree of collaboration and integration between the operator and ChampionX, cemented by our 15-year track record of safe and reliable operations, while also consistently delivering superior value through innovation and continuous improvement.
•Our Chemical Technologies Midstream team was awarded several UltraFab units associated with a new gas plant in East Texas, as well as for upgrades to existing plants.

•Production & Automation Technologies achieved a record installation quarter for ESP technology, with over half of the quarterly installs coming from new technologies introduced into the market over the last two years.
•Production & Automation Technologies Digital revenue grew 6% sequentially and 32% year-over-year, led by SmartenTM well-site automation and control, XSPOCTM production optimization suite and downhole sensing technology.
•Production & Automation Technologies secured a full suite chemical dosing tender in the Middle East with IchemTM dosing and control skids, chemistry and services that significantly extend mean time between failure for ESP, PCP and rod lifted wells.
•Drilling Technologies continues to see strong demand for our differentiated diamond bearings technology.
•Drilling Technologies reported strong adoption of new technologies in Q1 across all of their customers.

Conference Call Details

ChampionX Corporation will host a conference call on Tuesday, April 25, 2023, to discuss its first quarter 2023 financial results and outlook. The call will begin at 10:00 a.m. Eastern Time. Presentation materials that supplement the conference call will be available on ChampionX’s website at investors.championx.com.

To listen to the call via a live webcast, please visit ChampionX’s website at investor.championx.com. The call will also be available by dialing 1-888-396-8049 in the United States or 1-416-764-8646 for international calls. Please call approximately 15 minutes prior to the scheduled start time and reference ChampionX conference call number 40158679.

A replay of the conference call will be available for 30 days on ChampionX’s website.

###

About Non-GAAP Measures

In addition to financial results determined in accordance with generally accepted accounting principles in the United States (“GAAP”), this news release presents non-GAAP financial measures. Management believes that adjusted EBITDA, adjusted EBITDA margin, adjusted segment EBITDA, adjusted segment EBITDA margin, adjusted net income attributable to ChampionX and adjusted diluted earnings per share attributable to ChampionX, provide useful information to investors regarding the Company’s financial condition and results of operations because they reflect the core operating results of our businesses and help facilitate comparisons of operating performance across periods. In addition, free cash flow, free cash flow to adjusted EBITDA ratio, and free cash flow to revenue ratio provide useful information to investors because they reflect the core operating results of our businesses and help facilitate comparisons of operating performance across periods. In addition, these measures are used by management to measure our ability to generate positive cash flow for debt reduction and to support our strategic objectives. Although management believes the aforementioned non-GAAP financial measures are good tools for internal use and the investment community in evaluating ChampionX’s overall financial performance, the foregoing non-GAAP financial measures should be considered in addition to, not as a substitute for or superior to, other measures of financial performance prepared in accordance with GAAP. A reconciliation of these non-GAAP measures to the most directly comparable GAAP measures is included in the accompanying financial tables.

This press release contains certain forward-looking non-GAAP financial measures, including adjusted EBITDA. The Company has not provided projected net income attributable to ChampionX or a reconciliation of projected adjusted EBITDA. Management cannot predict with a reasonable degree of accuracy certain of the necessary components of net income attributable to ChampionX, such as depreciation and amortization expense. As such, a reconciliation of projected adjusted EBITDA to projected net income attributable to ChampionX is not available without unreasonable effort. The actual amount of depreciation and amortization, in particular, and other amounts excluded from adjusted EBITDA will have a significant impact on net income attributable to ChampionX.

About ChampionX

ChampionX is a global leader in chemistry solutions, artificial lift systems, and highly engineered equipment and technologies that help companies drill for and produce oil and gas safely, efficiently, and sustainably around the world. ChampionX’s expertise, innovative products, and digital technologies provide enhanced oil and gas production, transportation, and real-time emissions monitoring throughout the lifecycle of a well. To learn more about ChampionX, visit our website at www.championX.com.

Forward-Looking Statements
This news release contains statements relating to future actions and results, which are "forward-looking statements" within the meaning of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. Such statements relate to, among other things, ChampionX's market position and growth opportunities.  Forward-looking statements include statements related to ChampionX’s expectations regarding the performance of the business, financial results, liquidity and capital resources of ChampionX. Forward-looking statements are subject to inherent risks and uncertainties that could cause actual results to differ materially from current expectations, including, but not limited to, changes in economic, competitive, strategic, technological, tax, regulatory or other factors that affect the operations of ChampionX’s businesses. You are encouraged to refer to the documents that ChampionX files from time to time with the Securities and Exchange Commission (“SEC”), including the “Risk Factors” in ChampionX’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, and in ChampionX’s other filings with the SEC. Readers are cautioned not to place undue reliance on ChampionX’s forward-looking statements. Forward-looking statements speak only as of the day they are made and ChampionX undertakes no obligation to update any forward-looking statement, except as required by applicable law.

Investor Contact: Byron Pope
byron.pope@championx.com
281-602-0094

Media Contact: John Breed
john.breed@championx.com
281-403-5751

CHAMPIONX CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

	Three Months Ended
	March 31,	December 31,	March 31,
(in thousands, except per share amounts)	2023	2022	2022
Revenue	$948,347	$985,855	$865,960
Cost of goods and services	664,992	703,232	658,350
Gross profit	283,355	282,623	207,610
Costs and expenses:
Selling, general and administrative expense	160,816	146,835	150,360
Goodwill impairment	—	39,617	—
Loss on disposal groups	12,965	1,978	—
Interest expense, net	12,466	11,622	11,363
Other expense (income), net	5,295	(4,706)	1,320
Income before income taxes	91,813	87,277	44,567
Provision for income taxes	28,669	21,008	6,394
Net income	63,144	66,269	38,173
Net income (loss) attributable to noncontrolling interest	(388)	(1,588)	1,471
Net income attributable to ChampionX	$63,532	$67,857	$36,702

Earnings per share attributable to ChampionX:
Basic	$0.32	$0.34	$0.18
Diluted	$0.31	$0.33	$0.18

Weighted-average shares outstanding:
Basic	198,286	199,232	203,079
Diluted	202,440	204,389	208,850

CHAMPIONX CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

(in thousands)	March 31, 2023	December 31, 2022
ASSETS
Current Assets:
Cash and cash equivalents	$247,996	$250,187
Receivables, net	539,380	601,061
Inventories, net	591,788	542,543
Prepaid expenses and other current assets	89,334	104,790
Total current assets	1,468,498	1,498,581

Property, plant and equipment, net	739,853	734,810
Goodwill	666,689	679,488
Intangible assets, net	286,888	305,010
Other non-current assets	165,408	169,594
Total assets	$3,327,336	$3,387,483

LIABILITIES AND EQUITY
Current Liabilities:
Current portion of long-term debt	$6,250	$6,250
Accounts payable	539,166	469,566
Other current liabilities	295,591	383,160
Total current liabilities	841,007	858,976

Long-term debt	595,938	621,702
Other long-term liabilities	220,222	229,590
Stockholders’ equity:
ChampionX stockholders’ equity	1,688,707	1,694,550
Noncontrolling interest	(18,538)	(17,335)
Total liabilities and equity	$3,327,336	$3,387,483

CHAMPIONX CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Three Months Ended March 31,
(in thousands)	2023	2022
Cash flows from operating activities:
Net income	$63,144	$38,173
Depreciation and amortization	56,710	57,699
Loss on disposal group	12,965	—
Deferred income taxes	(8,441)	(7,788)
Gain on disposal of fixed assets	(534)	(5,070)
Receivables	62,673	(73,262)
Inventories	(63,139)	(81,283)
Accounts payable	40,708	27,184
Accrued expenses and other liabilities	(39,051)	28,746
Leased assets	(9,830)	(5,265)
Other	(22,827)	(22,259)
Net cash flows provided by (used for) operating activities	92,378	(43,125)

Cash flows from investing activities:
Capital expenditures	(26,530)	(30,597)
Proceeds from sale of fixed assets	3,505	12,731
Acquisitions, net of cash acquired	—	(3,198)
Net cash used for investing activities	(23,025)	(21,064)

Cash flows from financing activities:
Repayment of long-term debt	(26,563)	(6,713)
Repurchases of common stock	(40,428)	—
Dividends paid	(15,011)	—
Other	10,895	(3,085)
Net cash used for financing activities	(71,107)	(9,798)

Effect of exchange rate changes on cash and cash equivalents and restricted cash	(437)	(582)

Net decrease in cash and cash equivalents and restricted cash	(2,191)	(74,569)
Cash and cash equivalents and restricted cash at beginning of period	250,187	255,178
Cash and cash equivalents and restricted cash at end of period	$247,996	$180,609

CHAMPIONX CORPORATION
BUSINESS SEGMENT DATA
(UNAUDITED)

	Three Months Ended
	March 31,	December 31,	March 31,
(in thousands)	2023	2022	2022
Segment revenue:
Production Chemical Technologies	$591,684	$636,539	$514,972
Production & Automation Technologies	251,548	244,181	220,349
Drilling Technologies	56,707	53,797	56,859
Reservoir Chemical Technologies	25,806	25,698	39,900
Corporate and other	22,602	25,640	33,880
Total revenue	$948,347	$985,855	$865,960

Income before income taxes:
Segment operating profit (loss):
Production Chemical Technologies	$66,314	$96,418	$31,263
Production & Automation Technologies	34,792	18,104	24,710
Drilling Technologies	11,887	9,426	15,220
Reservoir Chemical Technologies	1,987	(16,884)	(3,469)
Total segment operating profit	114,980	107,064	67,724
Corporate and other	10,701	8,165	11,794
Interest expense, net	12,466	11,622	11,363
Income before income taxes	$91,813	$87,277	$44,567

Operating profit margin / income before income taxes margin:
Production Chemical Technologies	11.2%	15.1%	6.1%
Production & Automation Technologies	13.8%	7.4%	11.2%
Drilling Technologies	21.0%	17.5%	26.8%
Reservoir Chemical Technologies	7.7%	(65.7)%	(8.7)%
ChampionX Consolidated	9.7%	8.9%	5.1%

Adjusted EBITDA
Production Chemical Technologies	$105,060	$121,092	$66,876
Production & Automation Technologies	59,814	50,620	45,006
Drilling Technologies	13,463	10,998	17,319
Reservoir Chemical Technologies	3,999	3,437	(250)
Corporate and other	(6,729)	(7,311)	(4,123)
Adjusted EBITDA	$175,607	$178,836	$124,828

Adjusted EBITDA margin
Production Chemical Technologies	17.8%	19.0%	13.0%
Production & Automation Technologies	23.8%	20.7%	20.4%
Drilling Technologies	23.7%	20.4%	30.5%
Reservoir Chemical Technologies	15.5%	13.4%	(0.6)%
ChampionX Consolidated	18.5%	18.1%	14.4%

CHAMPIONX CORPORATION
RECONCILIATIONS OF GAAP TO NON-GAAP FINANCIAL MEASURES
(UNAUDITED)

	Three Months Ended
	March 31,	December 31,	March 31,
(in thousands)	2023	2022	2022
Net income attributable to ChampionX	$63,532	$67,857	$36,702
Pre-tax adjustments:
Loss on disposal group (1)	12,965	1,978	—
Russia sanctions compliance and impacts (2)	521	(2,909)	—
Restructuring and other related charges	4,399	(16,784)	9,107
Goodwill impairment	—	39,617	—
Merger integration costs	245	1,001	5,241
Acquisition costs and related adjustments (3)	(3,512)	(7,112)	(3,512)
Intellectual property defense	—	27	363
Tax impact of adjustments	(4,561)	3,848	(2,352)
Adjusted net income attributable to ChampionX	73,589	87,523	45,549
Tax impact of adjustments	4,561	(3,848)	2,352
Net income (loss) attributable to noncontrolling interest	(388)	(1,588)	1,471
Depreciation and amortization	56,710	64,119	57,699
Provision for income taxes	28,669	21,008	6,394
Interest expense, net	12,466	11,622	11,363
Adjusted EBITDA	$175,607	$178,836	$124,828
_______________________
(1) Amounts represent the loss recorded to properly adjust the carrying value of our CT Russia Business to the lower of carrying value or fair value less costs to sell.
(2) Includes charges incurred related to legal and professional fees to comply with, as well as additional foreign currency exchange losses associated with, the sanctions imposed in Russia.
(3)    Includes revenue associated with the amortization of a liability established as part of the Merger, representing unfavorable terms under the Cross Supply Agreement, as well as costs incurred for the acquisition of businesses.

	Three Months Ended
	March 31,	December 31,	March 31,
(in thousands)	2023	2022	2022
Diluted earnings per share attributable to ChampionX	$0.31	$0.33	$0.18
Per share adjustments:
Loss on disposal group	0.06	0.01	—
Russia sanctions compliance and impacts	—	(0.01)	—
Restructuring and other related charges	0.03	(0.08)	0.04
Goodwill impairment	—	0.19	—
Merger integration costs	—	—	0.03
Acquisition costs and related adjustments	(0.02)	(0.03)	(0.02)
Intellectual property defense	—	—	—
Tax impact of adjustments	(0.02)	0.02	(0.01)
Adjusted diluted earnings per share attributable to ChampionX	$0.36	$0.43	$0.22

CHAMPIONX CORPORATION
RECONCILIATIONS OF GAAP TO NON-GAAP FINANCIAL MEASURES BY SEGMENT
(UNAUDITED)

	Three Months Ended
	March 31,	December 31,	March 31,
(in thousands)	2023	2022	2022
Production Chemical Technologies
Segment operating profit	$66,314	$96,418	$31,263
Non-GAAP adjustments	14,567	1,591	11,636
Depreciation and amortization	24,179	23,083	23,977
Segment adjusted EBITDA	$105,060	$121,092	$66,876

Production & Automation Technologies
Segment operating profit	$34,792	$18,104	$24,710
Non-GAAP adjustments	785	3,461	(4,189)
Depreciation and amortization	24,237	29,055	24,485
Segment adjusted EBITDA	$59,814	$50,620	$45,006

Drilling Technologies
Segment operating profit	$11,887	$9,426	$15,220
Non-GAAP adjustments	—	(7)	363
Depreciation and amortization	1,576	1,579	1,736
Segment adjusted EBITDA	$13,463	$10,998	$17,319

Reservoir Chemical Technologies
Segment operating profit	$1,987	$(16,884)	$(3,469)
Non-GAAP adjustments	395	15,567	743
Depreciation and amortization	1,617	4,754	2,476
Segment adjusted EBITDA	$3,999	$3,437	$(250)

Corporate and other
Segment operating profit	$(23,167)	$(19,787)	$(23,157)
Non-GAAP adjustments	(1,129)	(4,794)	2,646
Depreciation and amortization	5,101	5,648	5,025
Interest expense, net	12,466	11,622	11,363
Segment adjusted EBITDA	$(6,729)	$(7,311)	$(4,123)

Free Cash Flow

	Three Months Ended
	March 31,	December 31,	March 31,
(in thousands)	2023	2022	2022
Free Cash Flow
Cash flows from operating activities	$92,378	$195,093	$(43,125)
Less: Capital expenditures, net of proceeds from sale of fixed assets	(23,025)	(26,463)	(17,866)
Free cash flow	$69,353	$168,630	$(60,991)

Cash From Operating Activities to Revenue Ratio
Cash flows from operating activities	$92,378	$195,093	$(43,125)
Revenue	$948,347	$985,855	$865,960

Cash from operating activities to revenue ratio	10%	20%	(5)%

Free Cash Flow to Revenue Ratio
Free cash flow	$69,353	$168,630	$(60,991)
Revenue	$948,347	$985,855	$865,960

Free cash flow to revenue ratio	7%	17%	(7)%

Free Cash Flow to Adjusted EBITDA Ratio
Free cash flow	$69,353	$168,630	$(60,991)
Adjusted EBITDA	$175,607	$178,836	$124,828

Free cash flow to adjusted EBITDA ratio	39%	94%	(49)%